Wiley and Projekt DEAL partner to enhance the future of scholarly research and publishing in Germany

Wiley and Projekt DEAL establish groundbreaking partnership for Germany to pilot new publishing models, better enable researchers to create and disseminate knowledge through Wiley’s journals, and continue to provide participating German institutions access to Wiley’s portfolio of academic journals.

Hoboken, NJ - January 15, 2019 - John Wiley & Sons, Inc. (NYSE: JW-A and JW-B), a global leader in research and education, announced today a countrywide partnership agreement with Projekt DEAL, a representative of nearly 700 academic institutions in Germany. Under an annual fee, this transformative three-year agreement provides all Projekt DEAL institutions with access to read Wiley’s academic journals back to the year 1997, and researchers at Projekt DEAL institutions can publish articles open access in Wiley’s journals. The partnership will better support institutions and researchers in advancing open science, driving discovery, and developing and disseminating knowledge.

To support the overall advancement of scholarly research, Wiley and Projekt DEAL are together launching three important new initiatives as part of the partnership.  First a new flagship open access journal. This interdisciplinary journal will publish top-tier scholarship from the global research community and will serve as a unique forum for the development of new open access publishing models. In another key aspect of the agreement, Wiley and Projekt DEAL will establish an open science and author services development group focused on innovating and accelerating new publishing approaches. The partners will also create and host a new annual symposium for early-career German researchers focused on surfacing cutting-edge ideas on the future of research communications.

“Wiley is excited to undertake this important partnership with Projekt DEAL. Our partnership and joint projects reflect Wiley’s commitment to the research community, with whom we share a belief that advancing scholarly research and accelerating the creation of knowledge has a profound and lasting positive impact on society,” said Executive Vice President of Research at Wiley, Judy Verses. “Wiley and Projekt DEAL both believe that we can work together to improve and lead the way in which knowledge is created and shared more openly.”

“With the agreement now reached, an important milestone has been achieved, " explained Professor Dr. Horst Hippler, former president of the German Rectors' Conference, speaker of the Steering Committee and head of the DEAL project. "We have achieved a core goal: a fair pricing model, which will allow us to make research accessible in an affordable and sustainable manner. It is revolutionary that we are taking this path to an open access publication practice together with Wiley. I would like to thank the Max Planck Society for their support with the final contract signing.“

In order to enable the signing of the Projekt DEAL contract with Wiley, the Max Planck Society, as a member of the Alliance of Science Organisations behind the Projekt DEAL Consortium, founded MPDL Services GmbH. “Following the request of the alliance of research organisations in Germany, we have been happy to organise and implement this national contract with Wiley. This is in full accordance with efforts such as OA2020 that the Max Planck Society has undertaken over many years to promote open access of scientific publications, to invest in modern scientific publishing methods and to make sure that the copyrights of scientific articles stay where these belong, namely with our scientists“, said Max Planck President Martin Stratmann.

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About Projekt DEAL
The Projekt DEAL project was set up by the Alliance of Science Organisations in Germany representing the vast majority of the most important science and research organisations in Germany. The consortium includes nearly 700 mostly publicly funded academic institutions in Germany such as universities, universities of applied sciences, research institutions and state and regional libraries. As part of the project, national licensing agreements are to be implemented for the entire portfolio of electronic journals of large academic publishers. Further information available at www.projekt-deal.de.

About Wiley
Wiley is a global leader in research and education. Our online scientific, technical, medical, and scholarly journals, and our digital learning, assessment, certification and student-lifecycle services and solutions help universities, academic societies, businesses, governments and individuals to achieve their academic and professional goals. For more than 200 years, we have delivered consistent performance to our stakeholders. The Company's website can be accessed at www.wiley.com.

About Max Planck Society
The Max Planck Society conduct basic research in the natural sciences, life sciences, and humanities. Since its foundation in 1948, eighteen Nobel laureates have emerged from its ranks. The Max Planck Society with its 84 Max Planck Institutes and facilities is the international flagship for German science: in addition to five foreign institutions, it operates another 17 Max Planck Centers with research institutions such as the Princeton University in the USA, the Paris University Science Po in France, the University College London in UK, and the University of Tokyo in Japan. Equally funded by federal and state governments, the Max Planck Society had an annual budget of 1.8 billion Euros in 2018. More information available at www.mpg.de

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